                                                RE: NN, Inc.
                                                2000 Waters Edge Drive
                                                Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY:                                    AT FRB|WEBER SHANDWICK
---------------                                    ----------------------
Will Kelly                                         Kerry Thalheim  Susan Garland
Treasurer & Manager of Investor Relations          (General info)  (Analyst info)
(423) 743-9151                                     212-445-8437    212-445-8458

FOR IMMEDIATE RELEASE
MAY 23, 2003

              NN, INC. ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION

Johnson City, Tenn. - May 23, 2003 - NN, Inc. (Nasdaq: NNBR) today announced it has completed the sale of 533,600 shares of its common stock pursuant to the exercise of the underwriters' over-allotment option which was part of the recent registered common stock offering by the Company and a group of selling stockholders. The Company expects to receive total net proceeds from the offering of approximately $5.1 million. The managing underwriters for the offering were McDonald Investments Inc. and Legg Mason Wood Walker,
Incorporated.

A copy of the prospectus supplement relating to the offering has been filed with the Securities and Exchange Commission. Printed copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained from McDonald Investments Inc., 800 Superior Avenue, Suite 2100, Cleveland, Ohio
44114.

NN, Inc. manufactures and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the Company manufactures a variety of other plastic components. NN, Inc. had sales of US $193 million in 2002.

With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to be materially different from such forward-looking statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability of raw materials, currency and other risks associated with international trade, the
Company's dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on 10-K for the fiscal year ended December 31,
2002.